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                                                                    EXHIBIT 4.21


                        FORM OF SUPPLEMENTAL INDENTURE

          SUPPLEMENTAL INDENTURE (this "Supplemental Indenture"), dated as of ________ between One Source Telecommunications, Inc., a Delaware corporation (the "New Subsidiary Guarantor"), a subsidiary of Talton Holdings, Inc., a Delaware corporation (the "Company"), and U.S. Trust Company of Texas, N.A., as trustee under the indenture referred to below (the "Trustee"). Capitalized terms used herein and not defined herein shall have the meaning ascribed to them in the Indenture (as defined below).

                                   WITNESSETH

          WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (as amended or supplemented from time to time, the "Indenture"), dated as of June 27, 1997, providing for the issuance of an aggregate principal amount of $115,000,000 of 11% Senior Notes due 2007 (the "Senior Notes");

          WHEREAS, Section 10.05 of the Indenture provides that under certain circumstances the Company may cause, and Sections 4.17, 5.01 and 10.03 of the Indenture provide that under certain circumstances the Company must cause, certain of its subsidiaries to execute and deliver to the Trustee a supplemental indenture pursuant to which such subsidiaries shall unconditionally guarantee all of the Company's Obligations under the Senior Notes pursuant to a Subsidiary Guarantee on the terms and conditions set forth herein; and

          WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

          NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Subsidiary Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Senior Notes as follows:

          1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

          2. Agreement to Guarantee. The New Subsidiary Guarantor hereby guarantees, jointly and severally with all other Subsidiary Guarantors, the Company's Obligations under the Senior Notes and the Indenture on the terms and subject to the conditions set forth in Article 10 of the Indenture and agrees to be bound by all other applicable provisions of the Indenture.

          3. No Recourse Against Others. No past, present or future director, officer, employee, incorporator, shareholder or agent of any Subsidiary Guarantor, as such, shall have any liability for any obligations of the Company or any Subsidiary Guarantor under the Senior Notes, any Subsidiary Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by
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accepting a Senior Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Senior Notes.

          4. New York Law To Govern. The internal law of the State of New York shall govern and be used to construe this Supplemental Indenture.

          5. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

          6. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.


          7. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the correctness of the recitals of fact contained herein, all of which recitals are made solely by the New Subsidiary Guarantor.

          IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.


Dated:                       ONE SOURCE TELECOMMUNICATIONS, INC.

                             By:
                                --------------------------------
                             Name:
                                  ------------------------------
                             Title:
                                   -----------------------------


Dated:                       U.S. TRUST COMPANY OF TEXAS, N.A.,
                                   as Trustee

                             By:
                                --------------------------------
                             Name:
                                  ------------------------------
                             Title:
                                   -----------------------------